UNITED STATES
SECURITIES EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12
Barr Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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     On July 21, 2008, Barr Pharmaceuticals, Inc. (the “Company”) posted the following information to the Company’s website, http://www.barrlabs.com.

Investor Relations FAQs
What is the structure of the transaction?
Teva has offered to acquire Barr in a combination 40% stock and 60% cash transaction. Under the terms of the offer, Teva will pay Barr shareholders $39.90 per share in cash and 0.6272 Teva ADRs per Barr share, valued at $26.60 based on Teva’s closing stock price of $42.41 as of Wednesday, July 16, 2008. The Board of Directors of both companies have approved this offer, and it will now be subject to approval by Barr shareholders, and various governmental and regulatory approvals. Barr’s Board of Directors and senior management believe that the offer is fair, and in the best long-term interests of shareholders.
How long will this process take?
The acquisition is subject to successful completion of a Hart-Scott-Rodino review, as well as a successful regulatory review in several European countries. In addition, the shareholders of Barr will have to approve the terms of the acquisition in a special shareholder vote (to be announced at a later date). Barr intends to move as quickly as possible, with Teva, to receive these approvals and close the transaction.
As a matter of practicality, the close of the transaction is anticipated to occur in late 2008.
When will the transaction be final?
The transaction is subject to the approval of Barr shareholders, and to the satisfaction of certain conditions, including Hart-Scott-Rodino antitrust clearance, and approval in various European countries. Barr will be issuing a proxy related to the proposed acquisition and expects to have a shareholder vote during the fourth quarter of 2008. The transaction is expected to close in late 2008.
What US regulatory requirements does this transaction have to meet prior to closing? Does the Federal Trade Commission need to approve the proposed transaction prior to closing?
The transaction is subject to a Hart-Scott-Rodino review in the United States, as well as a successful regulatory review in several European countries, and approval by a majority of Barr shareholders.
Can the transaction become derailed prior to closing?
Certainly, there are risks and uncertainties in any acquisition. However, Barr and Teva are committed to successfully completing the acquisition in as timely a manner as possible. We believe that we have anticipated any regulatory or other questions that may be raised and have plans in place to handle any product divestiture or other issues that may result from FTC or other governmental reviews.
What happens if the deal does not close? What happens if one of the regulatory authorities does not approve the deal?
During the period from the announcement of this transaction until successful closing of the transaction, Barr and Teva will continue to operate as independent and separate companies.

Should any required regulatory approvals not be obtained, the agreement would terminate and the two companies would continue as separate entities.
However, both companies, as part of the due diligence process, have assessed the potential risks that could prevent successful completion of the transaction, and we are confident that the acquisition represents a business combination that is in the best interests of consumers around the world, shareholders of the respective companies, and meets all legal and regulatory requirements for successful completion.
Do you expect the FTC to require both companies to divest overlapping products?
Barr will work closely with the FTC to make certain that they are comfortable with the proposed merger and will fulfill any requirements that they impose upon the closing of the merger. For the most part, Barr and Teva have complementary product lines and product pipelines and overlap on a relatively minor number of products. Both companies have reviewed the overlapping products and have factored possible divesture of these products into the financial analysis of the transaction.
Is there a break up fee and, if so, how much is it?
The Merger Agreement may be terminated under certain circumstances, including if Barr’s Board of Directors determines to accept an unsolicited superior proposal prior to approval of the merger by Barr’s stockholders. If the merger agreement is terminated under certain circumstances, the company will be required to pay a termination fee of $200 million.
Is Barr allowed to talk to other potential buyers?
Under the terms of the agreement between Barr and Teva, Barr is not allowed to solicit any other potential buyers. However, should another company, on its own, make an unsolicited approach to Barr’s Board of Directors with a competing offer, the Board and the Barr senior management would be required to review the offer.
How do shareholders fare in this acquisition?
Teva’s offer to acquire Barr will now enable the people of Barr, and our shareholders to enjoy even more success, by combining the unique capabilities and strengths Barr has, with the complementary strengths, products and market positions of Teva in a manner that would not have been otherwise possible. Barr’s senior management and the Board of Directors believe that shareholders should benefit from this combined strength and that is why they are recommending the transaction.
What will happen to Barr shares?
Barr Pharmaceutical shares will continue to be traded under the BRL symbol on the New York Stock Exchange until the transaction closes. Following the closing, Barr’s shares will be de-listed and will no longer be traded. At the time of closing, each BRL share will be exchanged for $39.90 in cash and 0.6272 Teva ADRs. Teva’s ADRs will continue to be traded under the symbol “TEVA” on the NASDAQ stock exchange.
Where are Teva’s shares listed?
Teva ADR shares are listed under the TEVA symbol on the NASDAQ stock exchange.

An American Depositary Receipt (ADR) is a negotiable certificate issued by a U.S. bank or brokerage for a foreign stock that trades in the United States, that represents shares in a foreign corporation. ADRs are bought and sold on American markets just like regular stocks, and are denominated in U.S. dollars. ADRs are listed on either the NYSE, AMEX or NASDAQ.
What will happen to the PLIVA shares listed on the Zagreb stock exchange?
Shares of PLIVA will continue to be traded on the Zagreb stock exchange until the transaction is finally closed. Following the closing, Teva will communicate what they plan to do with the PLIVA listing on the Zagreb stock exchange.
How long has this acquisition been in negotiations?
Barr’s Board of Directors and senior management team has consistently considered various options to grow our business, including licensing, acquisitions, joint ventures and other ventures. Discussions regarding this possible acquisition have been ongoing for several weeks.
What happens between now and closing?
Because there is a small chance that the transaction will not be completed, it is imperative that both Barr and Teva will continue to operate separately.
Who is advising Barr’s Board and management in this transaction?
Banc of America Securities LLC is acting as financial advisor to Barr Pharmaceuticals, Inc. and Simpson Thacher & Bartlett LLP is acting as legal advisor.
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Forward-Looking Statements
This communication contains “forward-looking statements” which represent the current expectations and beliefs of management of Barr Pharmaceuticals, Inc. (the “Company”) concerning the proposed merger of the Company with Boron Acquisition Corp., a wholly-owned subsidiary of Teva Pharmaceutical Industries Ltd. (the “merger”) and other future events and their potential effects on the Company. The statements, analyses, and other information contained herein relating to the proposed merger, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the difficulty of predicting the timing of FDA approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products; the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing on products, including the launch of authorized generics; the ability to launch new products in the timeframes we expect; the availability of raw materials; the availability of any product we purchase and sell as a distributor; the regulatory environment in the markets where we operate; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies (such as PLIVA d.d.) and products we acquire; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; the inherent uncertainty associated with financial projections; our expansion into international markets through our PLIVA acquisition, and the resulting currency, governmental, regulatory and other risks involved with international operations; our ability to service our significantly increased debt obligations as a result of the PLIVA acquisition; changes in generally accepted accounting principles; the reactions of the Company’s customers and suppliers to the merger; and diversion of management time on merger-related issues. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.
Important Legal Information
In connection with the proposed merger, the Company will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. Before making any voting decision, the Company’s stockholders are urged to read the proxy statement regarding the merger carefully and in its entirety because it will contain important information about the proposed merger. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Barr Pharmaceuticals, Inc., 225 Summit Avenue, Montvale, NJ, 07645 — Attention: Investor Relations.
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s proxy statement for the Company’s 2008 Annual Meeting of Stockholders. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.